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                                  EXHIBIT 99(c)

                         STOCK OPTION AGREEMENT BETWEEN
                       TEAM, INC. AND WILLIAM T. BRAMBLETT





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                             STOCK OPTION AGREEMENT

       This Stock Option Agreement is made effective the 14th day of December, 1995, between TEAM, INC., a Texas corporation (hereinafter called the "Company") and WILLIAM T. BRAMBLETT, a consultant to the Company (hereinafter called the "Optionee").

                                        RECITALS:

       A. The Company has retained Optionee as a consultant to provide services to assist in the conduct of the Company's business.

       B. In order to provide additional incentives for the furnishing of valuable services by the Optionee, the Company has determined to grant to the Optionee the right to acquire certain shares of the Company's common stock with par value of $0.30 per share (hereinafter called "Shares"), all as provided more fully hereinafter, all subject to the terms and provisions of this Agreement.

                                        WITNESSETH:

       1. Grant of Stock Option; Expiration Date. The Company hereby grants to the Optionee, under the terms and conditions hereinafter specified, the right to acquire up to 20,000 Shares of the Company's common stock with par value of $0.30 per share; the aforesaid number of Shares shall be the "Total Number of Shares Covered by This Stock Option Agreement." The option granted hereunder shall become effective on the effective date of this Agreement as set forth above ("Date of Grant"), and shall expire at 12:00 Midnight on the earlier date to occur of May 31, 1998 or the first annual anniversary date of Optionee's death (hereinafter the "Expiration Date"). In the event of Optionee's death prior to the Expiration Date, this option shall be exercisable until the Expiration Date by the legal representative of the estate of the Optionee or the person(s) who acquires the rights of Optionee hereunder by bequest or inheritance as a result of the death of Optionee.

       2. Purchase Price. The purchase price of the Shares covered by this Agreement shall be $2.125 per share.

       3. Exercise. Subject to the limitations contained herein, the Optionee may at any time after the Date of Grant exercise this option to purchase up to the Total Number of Shares Covered by This Stock Option Agreement. At 12:00 Midnight on the Expiration Date, the option created under this Agreement shall expire and be of no further force and effect.

       The option to purchase granted hereunder shall be exercised by giving written notice to the Company in compliance with this Agreement. Such notice shall state the number of Shares with respect to which the option is being exercised and shall specify a date which shall not be less than fifteen (15) nor more than thirty (30) days after the date of such notice, as the date on which the Shares will be taken up and payment made therefor in cash, certified or bank cashier's check, or the equivalent, at the principal office of the Company. If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice, then the date of the delivery of such Shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to take up and pay for the number of Shares specified in such notice on the





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date set forth therein, as the same may be extended as provided above, such exercise of this option may be terminated by the Company with respect to such number of shares not taken and paid for.

       4.     Adjustments.

              (a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, there shall be an appropriate adjustment in the number of shares as to which this option is exercisable, to the end that the proportionate interest of the Optionee shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in number of shares shall be made without change in the total price applicable to the unexercised portion of this option but with a corresponding adjustment in the option price per share.

              (b) In the event that the Board of Directors of the Company ("Board") shall adopt resolutions recommending the dissolution or liquidation of the Company, this option shall terminate as of a date to be fixed by the Board, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to Optionee and Optionee shall have the right during such period to exercise his option as to all or any part of the shares covered hereby.

              (c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

                     (i) If there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under this option for securities of another corporation, then the Board shall take such action, and this option shall terminate, as provided in subparagraph (b) of this Paragraph 4; or

                     (ii) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the shares under this option for securities of another corporation, then the Board shall adjust the shares under this option in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such securities of the other corporation.





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              (d)    The term "Reorganization" as used in subparagraph (c) of
       this Paragraph 4 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization.

              (e) Adjustments and determinations under this Paragraph 4 shall be made by the Board, whose decisions shall be final, binding, and conclusive.

       5. Shares Reserved. The Company will, at all times during the term of this Agreement, reserve and keep available such number of its common shares as will be sufficient to satisfy the requirements of this Agreement and will pay all fees and expenses necessarily incurred by the Company in connection with the issuance of such shares.

       6. Restriction on Issuance of Shares. The Company will not be obligated to sell any Shares hereunder unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Optionee shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company's counsel, to secure to the Company an appropriate exemption from applicable securities laws.

       7. Successors. This Agreement will be binding upon any successor of the Company.

       8. No Rights as Shareholder. The Optionee shall have no rights as a shareholder by reason of this Agreement and shall have only those rights expressly conferred by this Agreement.

       9. Nontransferability. This option will not be transferable other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and during the lifetime of the Optionee the option may be exercised only by Optionee. More particularly (but without limiting the generality of the foregoing), the option may not be assigned, transferred, pledged or hypothecated in any way, may not be assignable by operation of law, and may not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the option, will be null and void and without effect.

       10. Withholding Taxes. Upon exercise of any portion of this option and notice from the Company to the Optionee, the Optionee shall pay to the Company the amount of withholding income tax required to be withheld by the Company from compensation to Optionee and in turn paid by the Company to the U.S. Internal Revenue Service.

       11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, first class, with postage prepaid, to:





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              If to the Company, addressed to:           Team, Inc.
                                                         Attention:  President
                                                         P. O. Box 123
                                                         Alvin, TX 77512-0123

              If to Optionee, addressed to the address for notice set forth beneath Optionee's signature below.

or to such other address for notice as either party shall hereafter notify the other party in writing, from time to time.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February 16, 1996, to be effective the date first set forth above.

                                             C O M P A N Y :
                                             - - - - - - -

                                             TEAM, INC.


                                             By  /s/William A. Ryan
                                                -------------------------------
                                                         (Signature)


                                             William A. Ryan, President
                                             ----------------------------------
                                                  (Print Name and Office)


                                             O P T I O N E E :
                                             - - - - - - - -


                                               /s/  William T. Bramblett
                                             ----------------------------------
                                             WILLIAM T. BRAMBLETT

                                             Address for Optionee:

                                             3107 Hemingway
                                             Montgomery, Texas  77356





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